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Exhibit 99.1

                            UNIFAB INTERNATIONAL,INC.
                    ANNOUNCES MOVE TO NASDAQ SMALLCAP MARKET


NEW IBERIA, La. - (Business Wire) - June 10, 2002; UNIFAB International, Inc. (NASDAQ: UFAB) today announced the transfer of its common stock listing to the NASDAQ SmallCap Market. This change is effective at the opening of business on Wednesday, June 12, 2002 with Unifab shares continuing to be traded under the symbol "UFAB".

"With the increasingly stringent NASDAQ National Market listing requirements, we believe Unifab is currently better suited to the structure and costs associated with being listed on the NASDAQ SmallCap Market," commented Peter J. Roman, Interim President and CEO. "We are focused on executing a plan of cost cutting and internal reorganization in an effort to return the Company to profitability and position the Company as a strong market competitor. Our trading symbol remains the same and this transition does not affect the way in which our stock is traded."

UNIFAB International, Inc. is an industry leader in the custom fabrication of topside facilities, decks, jackets, equipment modules and other structures used in the development and production of oil and gas reserves. In addition, the Company designs and manufactures specialized process systems, refurbishes and retrofits existing jackets and decks, provides design, repair, refurbishment and conversion services for oil and gas drilling rigs and performs offshore piping hook-up and platform maintenance services.

Statements made in this news release regarding Unifab's expectations as to future operations of the Company and other statements included herein that are not statements of historical fact are forward-looking statements that depend upon the following factors, among others: Unifab's ability to meet the scheduled reductions of the Company's senior secured debt, continued demand for the services provided by Unifab, availability of skilled employees, and Unifab's ability to integrate and manage acquired businesses. Should any of these factors not continue as anticipated, actual results and plans could differ materially from those expressed in the forward-looking statements.